Exhibit 99.1

C4 Therapeutics Reports First Quarter 2022 Financial Results and Recent Business Highlights

–	Data from Ongoing CFT7455 Phase 1/2 Trial Presented at the American Association for Cancer Research (AACR) Annual Meeting; Enrollment Continues in Cohorts B1 and C –

–	Phase 1/2 Clinical Trial Initiated for CFT8634, a BRD9 Degrader, for Patients with Synovial Sarcoma and SMARCB1-null Solid Tumors –

–	Potential of TORPEDO® Platform Demonstrated at AACR with Pre-clinical Presentations on CFT7455, CFT8634 and CFT1946 –

–	Cash, Cash Equivalents and Marketable Securities Total $421.7 million as of March 31, 2022; Expected to Provide Runway to End of 2024 –

WATERTOWN, Mass., May 5, 2022 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the first quarter ended March 31, 2022, as well as recent business highlights.

“We recently shared our first clinical data for single agent CFT7455 that demonstrated its unique properties, including differentiated pharmacokinetics and potency compared to approved and investigational IKZF1/3 degraders and we are now focused on optimizing dose and schedule to improve the therapeutic index and advance the program in multiple myeloma and non-Hodgkin’s lymphomas,” said Andrew Hirsch, chief executive officer of C4 Therapeutics. “At AACR, we also presented data highlighting the capability of our TORPEDO® platform to develop highly potent and selective degraders against three distinct oncology target classes that we are progressing to the clinic. Our strong balance sheet provides runway to enable us to execute our strategy of optimizing the dosing regimen for CFT7455 and advance CFT8634, CFT1946 and CFT8919.”

FIRST QUARTER 2022 AND Recent HIGHLIGHTS

CFT7455: CFT7455 is a novel degrader candidate targeting IKZF1/3 for the treatment of multiple myeloma (MM) and non-Hodgkin’s lymphomas (NHL), including peripheral T-cell lymphoma and mantle cell lymphoma.

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Presented Clinical Data from Cohort A at AACR: In April 2022, C4T presented clinical data from Cohort A of its ongoing CFT7455 Phase 1/2 clinical trial. Data demonstrated that single agent CFT7455 resulted in deep and durable degradation of IKZF1/3, as quantified by mass spectrometry, and meaningful decreases in serum free light chain. Neutropenia, a known on-target toxicity associated with IKZF1/3 degraders, was dose-limiting at the 50 μg daily 21 day on/7 day off starting dose and schedule. No serious adverse events were reported.

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Progressed Ongoing Phase 1/2 Clinical Trial: Enrollment is ongoing in Cohort B1, exploring CFT7455 as a monotherapy for relapsed or refractory MM, and Cohort C, exploring CFT7455 as a monotherapy for NHL.

•	Presented Pre-clinical Data at AACR: In April 2022, C4T characterized the chemical structure of CFT7455, the resulting improvements in potency and optimized pharmacokinetic properties. In vitro data suggested that CFT7455 resulted in a high cereblon binding affinity (KD = 0.9 nM) along with rapid, selective and deep degradation of IKZF1/3 that is associated with apoptosis, leading to broad and potent antiproliferative activity in a panel of MM cell lines. In vivo MM models treated with CFT7455 indicated regression in the treatment-naïve H929 MM tumor models at doses ≥10 µg/kg/day, as well as durable antitumor responses consistent with long-lived pharmacodynamic activity. Moreover, CFT7455 was observed to be efficacious in MM models resistant or insensitive to currently approved IMiD treatments.

CFT8634: CFT8634 is a degrader candidate targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-null solid tumors.

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Activated Sites for Phase 1/2 Clinical Trial: With sites now active, C4T remains on track to dose the first patient in the Phase 1/2 clinical trial of CFT8634 in synovial sarcoma and SMARCB1-null solid tumors in 1H 2022. The Phase 1/2 trial will primarily investigate safety, tolerability and anti-tumor activity, with secondary and exploratory objectives to characterize the pharmacokinetic and pharmacodynamic profile of CFT8634. The Phase 1 portion of the study will evaluate CFT8634 as an oral, single agent therapy for patients with synovial sarcoma and SMARCB1-null solid tumors to identify a recommended Phase 2 dose.

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Presented Pre-clinical Data at AACR: In April 2022, C4T presented pre-clinical data on the discovery and characterization of CFT8634, a BiDAC™ degrader of BRD9. The pre-clinical data demonstrated that CFT8634 selectively inhibits the growth of BAF-perturbed cell lines and demonstrates robust efficacy in clinically relevant patient-derived xenograft models of synovial sarcoma. This pre-clinical data suggests that CFT8634 is a potent and selective degrader of BRD9 in vitro.

•	Received Orphan Drug Designation: In March 2022, the U.S. Food and Drug Administration (FDA) granted Orphan Drug Designation to CFT8634 for the treatment of soft tissue sarcoma.

CFT1946: CFT1946 is a mutant-selective degrader of BRAF V600X for the treatment of V600 mutant solid tumors.

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Presented Pre-clinical Data at AACR: In April 2022, C4T presented its pre-clinical evaluation of CFT1946. Data demonstrated that CFT1946 induces on-mechanism BRAF-V600E degradation, potent inhibition of MAPK signaling and loss of viability in BRAF-V600E cells without impacting wild type-BRAF. In addition, CFT1946 is active in vitro and in vivo in models with BRAF-V600E-driven disease and in the escape mutant BRAF-V600E/NRAS-Q61K-driven model, which is a model of clinical resistance to BRAF inhibitors.

Corporate

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Named Bruce Downey as Lead Independent Director: In January 2022, C4T named Bruce Downey as lead independent director. Mr. Downey chairs C4T’s Organization, Leadership and Compensation Committee and also serves on the Audit Committee and Nominating and Corporate Governance Committee. Mr. Downey previously served as chairman and chief executive officer of Barr Pharmaceuticals.

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Appointed Utpal Koppikar to Board of Directors: In March 2022, C4T appointed Utpal Koppikar, MBA, to its board of directors, where Mr. Koppikar will also serve as chair of the Audit Committee and a member of the Organization, Leadership and Compensation Committee. Mr. Koppikar is currently the chief financial officer of Atara Biotherapeutics.

Key UPCOMING MILESTONES

The company anticipates the following milestones:

•	CFT7455: Continued enrollment of the Phase 1/2 trial throughout 2022. These efforts will inform the identification of a recommended Phase 2 dose(s) and schedule(s) for MM and NHL.
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CFT8634: Dose the first patient in CFT8634 Phase 1/2 clinical trial in 1H 2022 and continue to enroll the trial throughout 2022. These efforts will inform the identification of a recommended Phase 2 dose for synovial sarcoma and SMARCB1-null solid tumors.

•	CFT1946: Submit an IND application and initiate a Phase 1 trial of CFT1946 in BRAF V600X-driven cancers including melanoma, colorectal and non-small cell lung cancer in 2H 2022.
•	CFT8919: Complete IND-enabling activities for CFT8919 by year-end 2022.

FIRST QUARTER 2022 FINANCIAL RESULTS

Revenue: Total revenue for the first quarter of 2022 was $7.7 million, compared to $7.4 million for the first quarter of 2021. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico.

Research and Development (R&D) Expense: R&D expense for the first quarter of 2022 was $26.2 million, compared to $20.5 million for the first quarter of 2021. The increase in R&D expense was primarily attributable to increased personnel expenses, including an increase in stock compensation expenses of $2.4 million.

General and Administrative (G&A) Expense: G&A expense for the first quarter of 2022 was $12.8 million, compared to $7.4 million for the first quarter of 2021. The increase in G&A expense was primarily attributable to increased personnel expenses, including an increase in stock compensation expense of $2.6 million, and higher facilities costs resulting from additional leased space.

Net Loss and Net Loss per Share: Net loss for the first quarter of 2022 was $31.6 million, compared to $21.0 million for the first quarter of 2021. Net loss per share for the first quarter of 2022 was $0.65, compared to $0.49 for the first quarter of 2021.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of March 31, 2022, were $421.7 million, compared to $451.5 million as of December 31, 2021. The decrease in cash was primarily driven by expenditures to fund operations. C4T expects that its cash, cash equivalents and marketable securities as of March 31, 2022, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund planned operating expenses and capital expenditures to the end of 2024.

About C4 Therapeutics

C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; that alternative dosing regimens may increase the therapeutic index of CFT7455 with limited impact on efficacy; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design and advancement of our pre-clinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our pre-clinical studies or clinical trials in any future studies or trials; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of pre-clinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of pre-clinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Investor Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com

Media Contact:

Loraine Spreen

Director, Corporate Communications & Patient Advocacy

LSpreen@c4therapeutics.com